The Growth Fund of America

February 28, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74 A-T, 74U1 and74U2, and 74V1 and 74V2 and 75 complete answers are as follows:

Item 48K and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$210,000,000
K2) Maximum Fee Rate	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$262,559
Class B	-
Class C	-
Class F1	$18,273
Class F2	$65,863
Total	$346,695
Class 529-A	$16,901
Class 529-B	-
Class 529-C	-
Class 529-E	$130
Class 529-F1	$1,021
Class R-1	-
Class R-2	-
Class R-2E	$0*
Class R-3	$2,227
Class R-4	$25,099
Class R-5	$33,323
Class R-6	$84,938
Total	$163,639

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.17
Class B	-
Class C	-
Class F1	$0.10
Class F2	$0.29
Class 529-A	$0.14
Class 529-B	-
Class 529-C	-
Class 529-E	$0.02
Class 529-F1	$0.23
Class R-1	-
Class R-2	-
Class R-2E	$0.30
Class R-3	$0.01
Class R-4	$0.15
Class R-5	$0.29
Class R-6	$0.32

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$1,469
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$13,029,785
D) Long - term debt securities including convertible debt	$265,740
E) Preferred, convertible preferred, and adjustable rate preferred stock	$21,538
F) Common Stock	$134,710,009
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$120,928
J) Receivables from portfolio instruments sold	$354,073
K) Receivables from affiliated persons	$0
L) Other receivables	$247,912
M) All other assets	$0
N) Total assets	$148,751,454
O) Payables for portfolio instruments purchased	$676,386
P) Amounts owed to affiliated persons	$103,973
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$177,675
S) Senior equity	$0
T) Net Assets of Common shareholders	$147,793,420

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,697,920
Class B	16,476
Class C	143,676
Class F1	199,526
Class F2	245,537
Total	2,303,135
Class 529-A	137,689
Class 529-B	3,052
Class 529-C	35,291
Class 529-E	6,203
Class 529-F1	4,841
Class R-1	12,430
Class R-2	57,375
Class R-2E	2
Class R-3	184,537
Class R-4	175,281
Class R-5	118,292
Class R-6	302,957
Total	1,037,950

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.50
Class B	$42.55
Class C	$42.10
Class F1	$44.25
Class F2	$44.44
Class 529-A	$44.15
Class 529-B	$42.40
Class 529-C	$42.27
Class 529-E	$43.78
Class 529-F1	$44.07
Class R-1	$42.60
Class R-2	$42.91
Class R-2E	$44.35
Class R-3	$43.80
Class R-4	$44.18
Class R-5	$44.47
Class R-6	$44.53

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$143,842,140

* Amount less than one thousand